Exhibit 4.9

AMENDMENT TO WARRANT AGREEMENT

This AMENDMENT TO WARRANT AGREEMENT (the “Warrant Amendment”) is made as of March 26, 2024, by and between Nutex Health Inc., a Delaware corporation (the “Company”), and Michael DiMeo (the “Holder”).

WHEREAS, the Company and the Holder are parties to that certain Stock Purchase Warrant dated December 31, 2023 (the “Original Warrant”); and

WHEREAS, the Company and the Holder desire to amend the Original Warrant in accordance with the terms and conditions set forth in this Warrant Amendment.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions. All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Original Warrant.

2. The Warrant is amended as follows:

a.	“To Purchase 3,634,875 Shares of Common Stock” is amended to read “To Purchase 7,269,750 Shares of Common Stock”
b.	In the opening paragraph, the phrase “Three Million Six Hundred Thirty Four Thousand Eight Hundred Seventy Five (3,634,875) is amended to read “Seven Million Two Hundred Sixty Nine Thousand Seven Hundred Fifty (7,269,750)” and the phrase “$0.40” is amended to read “$0.20”
c.	In the third paragraph the phrase “to purchase 3,634,875” is amended to read “to purchase 7,269,750”

3. Except as specifically amended hereby, the remaining terms and provisions of the Original Warrant shall not be affected by this Warrant Amendment and shall remain in full force and effect.

4. Conditions to Effectiveness. This Warrant Amendment shall become effective upon the execution and delivery hereof by the Company and the Holder.

5. Representations and Warranties. The Company and the Holder hereby represent and warrant to each other that (a) they have the legal capacity and authority to enter into this Warrant Amendment, (b) this Warrant Amendment constitutes their legal, valid, and binding obligation, enforceable against them in accordance with its terms, and (c) the execution, delivery, and performance of this Warrant Amendment does not violate any other agreement to which they are a party.

6. Miscellaneous.

(a) Entire Agreement. This Warrant Amendment, together with the Original Warrant, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

(b) Counterparts. This Warrant Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Warrant Amendment as of the date first above written.

NUTEX HEALTH INC.

/s/ Jon Bates

Name: Jon Bates

Title: Chief Financial Officer

HOLDER:

/s/ Michael DiMeo

Name: Michael DiMeo